EXHIBIT 99.1

DRAFT5-DRAFT5-DRAFT5
NEWS RELEASE for October 23, 2003 at 7:30 AM EDT

Contact:	Allen & Caron Inc Mike Mason (investors) 212-691-8087 michaelm@allencaron.com	Len Hall (media) 949-474-4300 len@allencaron.com	CardioGenesis Corporation Darrell Eckstein, President 714-649-5000

CARDIOGENESIS ANNOUNCES 2003 THIRD QUARTER, NINE-MONTH RESULTS

FOOTHILL RANCH, CA (October 23, 2003) . . . CardioGenesis Corporation (OTCBB: CGCP.OB), the worldwide leader in angina-relieving Transmyocardial Revascularization (TMR) and Percutaneous Myocardial Revascularization (PMR), announced results for its third quarter and nine months ended September 30, 2003.

     Chairman and CEO Michael J. Quinn said that revenues for this year’s third quarter increased 12 percent when compared to the prior year period and were up 16 percent from the second quarter of this year. Gross margins in the third quarter and first nine months of this year rose sharply and the loss from operations declined significantly from prior year periods despite large increases in R&D to support the Company’s efforts to gain clearance from the U.S. Food and Drug Administration (FDA) to market the PMR system.

     Revenues for the 2003 third quarter were $3.6 million with a loss from operations of $121,000, compared to revenues of $3.2 million with a loss from operations of $581,000 in the prior year third quarter. The net loss for the 2003 third quarter was $129,000, or a $0.00 loss per basic and fully diluted share, compared to a net loss of $576,000, or a $0.02 loss per basic and fully diluted share for the third quarter of 2002.

     Included in this year’s third quarter results was $522,000 of R&D expenses associated with the Company’s efforts to gain clearance from the FDA to market PMR in the U.S., and in the prior year third quarter there was $247,000 in PMR related R&D expenses. The 2003 third quarter and the prior year’s third quarter also included $155,000 and $684,000, respectively, for the reduction of accrued liabilities established in prior periods for research and development costs associated with estimated clinical trial obligations. Sales, general and administrative expenses in this year’s third quarter declined approximately $1 million from the prior year period to $2.4 million, primarily due to reductions in the Company’s workforce and related expenses.

     “The increase in revenue over last year’s third quarter and the second quarter of this year reflects the continuing trend of expanded adoption of TMR by cardiothoracic surgeons,” Quinn said. “The strength of this year’s summer quarter, which is often a slow quarter for procedural volume, is another indicator of the momentum we see developing in our TMR franchise. At the same time, our expenses are in line with the revenue we are generating and we are well positioned to increase TMR revenues without significantly increasing expenses.

     “If you exclude the additional R&D expenses associated with our commitment to getting FDA clearance for PMR,” Quinn added, “we would have been profitable in this year’s third quarter, which proves to me that TMR is on its way to becoming a profitable business.”

MORE-MORE-MORE

CARDIOGENESIS CORP REPORTS 2003 THIRD QUARTER, NINE-MONTH RESULTS
Page 2-2-2

     CardioGenesis has been aggressively pursuing long-term follow-up data, five years and more, on the pivotal trials of its Ho:YAG TMR laser, the 12-month results of which were first published in 1999. The initial presentation of the long-term follow-up data was made in June of this year and the Company believes that the data has already begun to have a positive impact. The completed follow up of the pivotal trials has been accepted for presentation at the upcoming American Heart Association meeting in November and the Society of Thoracic Surgeons meeting in January.

     “We are confident that the long-term follow-up data of the pivotal trials of our TMR laser system will significantly assist our efforts to drive the acceptance and adoption of our TMR procedure with the surgical and referring communities,” Quinn said.

     For the first nine months of 2003 revenues were $10.1 million, with a loss from operations of $881,000, compared to revenues for the first nine months of the prior year of $9.4 million, with a loss from operations of $3.0 million. The net loss for the first nine months of 2003 was $886,000, or a $0.02 loss per basic and fully diluted share, compared to a net loss for the first nine months of 2002 of $678,000, or a $0.02 loss per basic and fully diluted share.

     Included in the 2003 nine-month results were $1.2 million in R&D expenses associated with PMR, compared to $576,000 in the prior year period. The first nine months of 2003 and the comparable period last year included $296,000 and $684,000, respectively, for the reduction of accrued liabilities established in prior periods for research and development costs associated with estimated clinical trial obligations. The 2002 first nine months results also included a $2.3 million one-time gain associated with the Company’s sale of its minority interest in a privately held medical company. Sales, general and administrative expenses for the first nine months of 2003 were $7.4 million, down $2.4 million from the first nine months of the prior year, primarily due to reductions in the Company’s workforce and related expenses.

     Gross profit margins as a percentage of sales were 83 percent in the third quarter and first nine months of 2003, up significantly from 78 percent and 77 percent, in the prior year’s respective periods. The increase in gross margins is due to higher average selling prices of the Company’s products and ongoing improvements in manufacturing by its contract manufacturer.

     Quinn said that the Company and the FDA continue to make meaningful progress in their interactive review of the Premarket Approval Supplement for the Axcis™ PMR system and that he expects the review process could be complete by mid-November.

     “We are happy with the FDA commitment to this review process and look forward to completing the process in the coming weeks,” Quinn said. “This has truly been a close and interactive exercise with both sides taking an operative role in the process.”

     If a favorable result cannot be reached as a result of this interactive review process, a hearing before the FDA’s Medical Devices Dispute Resolution Panel remains an option for the Company.

MORE-MORE-MORE

CARDIOGENESIS CORP REPORTS 2003 THIRD QUARTER, NINE-MONTH RESULTS
Page 3-3-3

     The Company’s September 30, 2003 balance sheet showed cash and cash equivalents of $1.1 million, total assets of $6.7 million, shareholders’ equity of $3.1 million, and no long-term debt. The Company has a convertible note agreement with a private equity fund that provides for borrowings up to $2 million based upon eligible accounts receivable. The Company has no outstanding borrowings on the note.

     During the year’s third quarter, the Company shipped nine lasers and had worldwide disposable sales of 778 units, compared to the shipment of five lasers and worldwide disposable sales of 747 units in the third quarter of 2002.

Conference Call

     CardioGenesis will host a conference call today, October 23, 2003, to discuss the Company’s results for its third quarter and first nine months ended September 30, 2003. The call will take place at 11:30 a.m. EDT (Eastern) and will be broadcast live over the Internet. Those interested in listening to the live webcast of the conference call may do so by going to the Company’s website at www.cardiogenesis.com.

     Web participants are encouraged to go to the selected website at least 15 minutes prior to the start of the call to register and, if necessary, download and install any needed audio software. An online webcast replay of the call will be accessible at www.cardiogenesis.com for seven days starting shortly after the live webcast.

About CardioGenesis Corporation

     CardioGenesis is a medical device company specializing in the treatment of cardiovascular disease and is a leader in devices that stimulate cardiac angiogenesis. The Company’s market leading Holmium:YAG laser system and disposable fiber-optic accessories are used to perform a FDA-cleared surgical procedure known as transmyocardial revascularization (TMR) to treat patients suffering from angina. The CardioGenesis TMR procedure, which is marketed in the U.S. and around the world, has been shown to reduce angina and improve the quality of life in patients with coronary artery disease. The Company’s minimally invasive percutaneous myocardial revascularization (PMR) procedure is currently being marketed in Europe and other international markets.

     For more information on the Company and its products, please visit the CardioGenesis website at www.cardiogenesis.com. For investor relations information, visit the CardioGenesis pages in the “Client” section of the Allen & Caron Inc web site at www.allencaron.com.

     Any forward-looking statements in this news release related to the Company’s sales, profitability, the adoption of its technology and products and FDA clearances are based on current expectations and beliefs and are subject to numerous risks and uncertainties that could cause actual results to differ materially. Other factors that could cause CardioGenesis’ actual results to differ materially are discussed in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2002, its Quarterly Report on Form 10-Q for the second quarter ended June 30, 2003, and the Company’s other recent SEC filings. The Company disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

TABLES FOLLOW

CARDIOGENESIS CORP REPORTS 2003 THIRD QUARTER, NINE-MONTH RESULTS
Page 4-4-4

CARDIOGENESIS CORPORATION
CONDENSED AND CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2003	2002	2003	2002

Net revenues	$3,594	$3,210	$10,106	$9,378
Cost of revenues	621	695	1,745	2,193

Gross profit	2,973	2,515	8,361	7,185

Operating expenses:
Research and development (1)	730	(261)	1,836	382
Sales, general and administrative	2,364	3,357	7,406	9,790

Total operating expenses	3,094	3,096	9,242	10,172

Loss from operations	(121)	(581)	(881)	(2,987)
Non-operating (expense) income, net	(8)	5	(5)	2,309

Net loss	$(129)	$(576)	$(886)	$(678)

Net loss per share - basic and diluted	$(0.00)	$(0.02)	$(0.02)	$(0.02)

Shares used in per share computations — Basic and Diluted	37,351	37,059	37,203	36,850

(1)	Includes the effects of reductions in accrued liabilities in the 2003 third quarter, the 2002 third quarter, the nine months ended September 30, 2003, and the nine months ended September 30, 2002 of $155,000, $684,000, $296,000 and $684,000, respectively, which were recorded in prior periods for research and development costs associated with estimated clinical trial obligations.

MORE-MORE-MORE

CARDIOGENESIS CORP REPORTS 2003 THIRD QUARTER, NINE-MONTH RESULTS
Page 5-5-5

CARDIOGENESIS CORPORATION
CONDENSED AND CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	Sept. 30, 2003	Dec. 31, 2002

ASSETS
Cash and cash equivalents	$1,113	$1,490
Accounts receivable, net	1,789	1,961
Inventories, net	1,314	1,632
Property and equipment, net	441	589
Other assets	2,076	2,083

Total assets	$6,733	$7,755

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable and accrued liabilities	$3,000	$3,423
Deferred revenue	639	621
Shareholders’ equity	3,094	3,711

Total liabilities and shareholders’ equity	$6,733	$7,755